EXHIBIT 21.1

Subsidiaries of Swisher Hygiene Inc.

Name	State or Other Jurisdiction of Incorporation or Organization

7624026 Canada Inc.	Canada
Eskimo Pie Corporation	Virginia
Integrated Brands, Inc.	New Jersey